UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2021
 Newpark Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard,	Suite 100
The Woodlands,	Texas	77381
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (281) 362-6800

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.      Results of Operations and Financial Condition.
On November 2, 2021, Newpark Resources, Inc. (the “Company”) issued a press release announcing financial information for the three months and nine months ended September 30, 2021. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
The information in Item 2.02 of this Current Report on Form 8-K and the information in the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.
Use of Non-GAAP Financial Information
To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Applicable reconciliations to the nearest GAAP financial measure of each non-GAAP financial measure are included in the attached Exhibit 99.1.
Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Director Resignation
On August 23, 2021, the Company issued a press release announcing, among other things, that Paul L. Howes, Chief Executive Officer of the Company, intends to retire on February 28, 2022 (the “Retirement Date”) as an officer of the Company. The Company also announced that no decision had been made at that time as to whether Mr. Howes would remain as a member of the Board of Directors of the Company (the “Board”) after his retirement as an officer of the Company.
On November 1, 2021, Mr. Howes gave notice to the Corporate Secretary of the Company of his intent to resign as a member of the Board concurrent with his retirement as an officer of the Company on the Retirement Date. The anticipated resignation of Mr. Howes as a member of the Board does not arise from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
Appointment of Chief Executive Officer and Director
The Board has determined that immediately upon the retirement of Mr. Howes as an officer of the Company and his resignation as a member of the Board on February 28, 2022, Matthew Lanigan, who currently serves as President and Chief Operating Officer of the Company, will become President and Chief Executive Officer of the Company (as previously announced) and replace Mr. Howes as a member of the Board.
Mr. Lanigan has served as President and Chief Operating Officer of the Company since September 2021. Mr. Lanigan previously served as Vice President of the Company and President of Newpark Industrial Solutions from April 2016 to August 2021. From April 2014 to June 2015, Mr. Lanigan served as a Managing Director of Custom Fleet Services in Australia for GE Capital Corporation, a financial services unit of General Electric. From September 2010 to March 2014, he served as Commercial Excellence Leader in the Asia Pacific for GE Capital. Previous to September 2010, Mr. Lanigan held various executive positions in marketing and sales for GE Capital Corporation. Mr. Lanigan holds a Bachelor of Engineering (Honors) in Chemical Engineering from RMIT University (Australia) and a MBA from Melbourne Business School.
Mr. Lanigan will not receive any compensation as a member of the Board and his compensation as Chief Executive Officer will be determined at a later time. There are no arrangements or understandings between Mr. Lanigan and any other persons pursuant to which he was selected as an officer and director. There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Lanigan does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Newpark Resources, Inc. on November 2, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.
(Registrant)

Date:	November 2, 2021	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)